Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated March 20, 2026, which includes an explanatory paragraph relating to Mercator Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Mercator Acquisition Corp. as of December 31, 2025 and for the period from November 24, 2025 (inception) through December 31, 2025 which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 20, 2026